As filed pursuant to Rule 424(b)(5)
Under the Securities Act of 1933
Registration No. 333-131707
A filing fee of $107,000, calculated
in accordance with Rule 457(r), has
been transmitted to the SEC in
connection with the securities offered by
means of this prospectus supplement.
Prospectus Supplement
(To Prospectus dated February 9, 2006)
$1,000,000,000
6.25% Subordinated Notes due May 15, 2016
Interest payable May 15 and November 15
ISSUE PRICE: 99.729%
The subordinated notes will mature on May 15, 2016. Interest on the subordinated notes will accrue from May 16, 2006. The subordinated notes may not be redeemed, in whole or in part, prior to maturity.
The subordinated notes will be unsecured obligations of Countrywide Financial Corporation and will rank subordinate and junior to all of our senior indebtedness (as defined herein and in the indenture), will rank equally with our indebtedness made to rank equally with the subordinated notes by their terms and will rank senior to our obligations with respect to our junior subordinated debentures underlying our trust preferred securities and our guarantees of our subsidiary’s junior subordinated debentures underlying its trust preferred securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.
The subordinated notes are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other government agency.
Investing in the subordinated notes involves risk. See “Risk Factors” beginning on page S-1 and the risks described in the documents incorporated by reference in this prospectus supplement for a discussion of certain factors that should be considered by prospective purchasers of the subordinated notes.

			Proceeds to
			Countrywide
		Underwriting	Financial
	Price to Public	Discount	Corporation

Per 6.25% Subordinated Note	99.729%	0.450%	99.279%

Total	$997,290,000	$4,500,000	$992,790,000

We expect to deliver the subordinated notes in book-entry form only through the facilities of The Depository Trust Company against payment on or about May 16, 2006.

Banc of America Securities LLC	JPMorgan
Countrywide Securities Corporation

Barclays Capital	Deutsche Bank Securities

HSBC	Wachovia Securities
May 11, 2006

You should rely only on the information that this prospectus supplement and the accompanying prospectus include or incorporate by reference. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell the subordinated notes, and seeking offers to buy the subordinated notes, only in jurisdictions where offers and sales are permitted. The information included or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates of such documents, regardless of the time of their delivery or any sale of the subordinated notes.
Unless we otherwise specify or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “we”, “us”, and “our” are to Countrywide Financial Corporation.

i

Risk Factors
Your investment in the subordinated notes is subject to risk. In consultation with your own financial, legal and tax advisers, you should carefully consider, among other matters included or incorporated by reference in this prospectus supplement and the accompanying prospectus, the following discussion of risks before deciding whether an investment in the subordinated notes is suitable for you.
You have no right to accelerate upon our payment or covenant default.
As a holder of subordinated notes, you will have no right to accelerate the payment of principal of, and interest on, the subordinated notes if we default in the payment of principal of or interest on the subordinated notes or if we fail to perform any of our other covenants in the indenture. You may only elect to accelerate the payment of principal of, and interest on, the subordinated notes upon certain events of our bankruptcy or reorganization under U.S. federal bankruptcy laws.
The subordinated notes are subordinate to all of our “senior indebtedness” and effectively subordinate to substantially all of the liabilities of our subsidiaries.
Our obligations under the subordinated notes are unsecured and will rank in priority of payment:

•	subordinate and junior to all of our senior indebtedness (as defined herein and in the indenture);

•	equally with our $0.5 billion in aggregate principal amount of Floating Rate Subordinated Notes due April 1, 2011 and our other indebtedness made to rank equally with the subordinated notes by their terms;

•	senior to (i) approximately $0.5 billion in aggregate principal amount of junior subordinated debentures underlying our trust preferred securities, (ii) our guarantees of approximately $0.5 billion in aggregate principal amount of junior subordinated debentures of our subsidiary Countrywide Home Loans, Inc. underlying its trust preferred securities and (iii) our indebtedness made junior and subordinate to the subordinated notes by their terms;

•	senior to our senior-most preferred stock now or in the future issued by us, and with any guarantee now or in the future issued by us in respect of any preferred stock of any of our affiliates; and

•	senior to our common stock, respectively.
This means that we cannot make any payments on the subordinated notes if we default on a payment of any other debt, except debt ranking equally with or junior to the subordinated notes by their terms.
In the event of our bankruptcy, liquidation or dissolution, our assets would be available to be applied to obligations under the subordinated notes only after all payments had been made on our other debt, except debt ranking equally with or junior to the subordinated notes by their terms. This means that in the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations under the subordinated notes only after all payments had been made on all such senior indebtedness. As of March 31, 2006, we had outstanding indebtedness of approximately $14.3 billion ranking senior to the subordinated notes.
We are a holding company that conducts substantially all of our operations through our subsidiaries. As such, the subordinated notes are effectively subordinated to all existing and future liabilities of our subsidiaries, including the rights of any holders (other than us and our affiliates) of preferred stock of our subsidiaries. As of March 31, 2006, our subsidiaries had liabilities, including deposits, of approximately $148.6 billion (excluding intercompany liabilities and including obligations related to trust preferred securities), all or substantially all of which would be structurally senior to the subordinated notes. In addition, our ability to make payments on the subordinated notes will depend upon the receipt of dividends and other distributions from our subsidiaries. Our subsidiary Countrywide Bank, N.A., a national banking association, is subject to federal laws limiting the payment of dividends. Under the Federal Deposit Insurance Act, a Federal Deposit Insurance Corporation insured institution may not pay dividends while it is undercapitalized or if payment would cause it to become undercapitalized. The Office of the Comptroller of the Currency, or the “OCC”, also generally prohibits the declaration of a dividend out of the capital and surplus of a bank. There can be no assurance that Countrywide Home Loans, Inc., Countrywide Bank, N.A. or any of our other subsidiaries will be able to pay dividends or make distributions to us, in which case we may not be able to satisfy our obligations under the subordinated notes.
The subordinated notes do not limit our ability or the ability of our subsidiaries to incur additional indebtedness, including indebtedness that ranks senior or effectively ranks senior in priority of payment to the subordinated notes.
The subordinated notes are not guaranteed by any of our subsidiaries, including Countrywide Home Loans, Inc.
The subordinated notes are not guaranteed by Countrywide Home Loans, Inc. or any of our other subsidiaries or affiliates. Consequently, in the event of a default under the subordinated notes, holders of the subordinated notes will not have direct recourse to the assets of Countrywide Home Loans, Inc. or any of our other subsidiaries or affiliates. Substantially all of our other outstanding indebtedness, including approximately $0.5 billion in aggregate principal amount of the junior subordinated debentures underlying our trust preferred securities, is guaranteed by Countrywide Home Loans, Inc.
There is no established trading market for the subordinated notes.
The subordinated notes constitute a new issue of securities with no established trading market. The subordinated notes will not be listed on any stock exchange or quoted on any quotation system. As a result, the trading market for the subordinated notes may not develop or may be less active than markets for other securities. There can be no assurance that an active market for the subordinated notes will develop or be sustained. This may adversely affect your ability to sell the subordinated notes or the price you receive for the subordinated notes if you choose to sell them prior to maturity. You should not buy the subordinated notes unless you understand and know you can bear the foregoing investment risks.
The credit ratings of the subordinated notes may not reflect all of the associated risk.
The credit ratings of the subordinated notes may not reflect the potential impact of all risks related to structure and other factors of value of the subordinated notes. In addition, actual or anticipated changes in our credit ratings will generally affect the market value of the subordinated notes.

Use of Proceeds
We anticipate that the net proceeds from the sale of the subordinated notes, before expenses, will be approximately $992,790,000. We will use the net proceeds from the sale of the subordinated notes for general corporate purposes and may use a portion of such net proceeds to redeem, in whole or in part, our Floating Rate Subordinated Notes due April 1, 2011 that were issued on September 30, 2005. The net proceeds of that issue were used for general corporate purposes. As of May 11, 2006, our Floating Rate Subordinated Notes due April 1, 2011 bore interest at a per annum rate equal to LIBOR plus 0.73%, or approximately 5.72% per annum, and had an outstanding balance of $0.5 billion.

Description of Subordinated Notes
The following description of the particular terms of the subordinated notes offered hereby supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the subordinated debt securities set forth in the accompanying prospectus. Capitalized terms used herein and not defined in this prospectus supplement shall have the meanings given to them in the accompanying prospectus or in the indenture referred to in this prospectus supplement.
General
The subordinated notes offered by this prospectus supplement will be issued under an indenture to be dated as of May 16, 2006 between Countrywide Financial Corporation and The Bank of New York, as trustee (the “indenture”). References to the indenture in this prospectus supplement are qualified in their entirety by reference to the indenture itself and the form of subordinated notes. The subordinated notes will be initially limited to $1,000,000,000 aggregate principal amount. The subordinated notes are a series of subordinated debt securities referred to in the accompanying prospectus. The subordinated notes will mature on May 15, 2016. The subordinated notes may not be redeemed, in whole or in part, prior to maturity.
We have the right to issue additional subordinated notes in the future. Any such additional subordinated notes will have the same terms as the subordinated notes being offered by this prospectus supplement but may be offered at a different offering price than the subordinated notes being offered by this prospectus supplement. If issued, these additional subordinated notes will become part of the same series as the subordinated notes being offered by this prospectus supplement. The subordinated notes will be issued and denominated, and payments thereon will be made, in United States dollars. The terms of the subordinated notes are established pursuant to a resolution of our Board of Directors, and set forth in an officers’ certificate delivered to the trustee in accordance with the indenture.
The subordinated notes will bear interest from May 16, 2006 at a rate per annum equal to 6.25%. We will pay interest on the subordinated notes semi-annually in arrears on May 15 and November 15 of each year, commencing November 15, 2006 to the person in whose name such subordinated notes are registered at the close of business of the preceding May 1 and November 1, respectively (whether or not a business day).
Interest payments will be the amount of interest accrued from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date, to but excluding the next applicable interest payment date or the maturity date, as the case may be. If any interest payment date or the maturity date falls on a day that is not a business day, payment will be made on the next business day with the same force and effect as if made on such interest payment date or the maturity date, as the case may be, and no interest on such payment shall accrue to the next business day. Accrued interest will be calculated by multiplying the principal amount for such notes by the annual interest rate and the applicable day count fraction calculated on a 360 day year of twelve 30 day months.
You will not have the right to cause us to repurchase the subordinated notes in whole or in part at any time before they mature. The subordinated notes will not be subject to any sinking fund. The subordinated notes are not convertible into or exchangeable into any other security. The subordinated notes are not being sold as a part of units consisting of subordinated debt securities and other of our securities that we may offer under the accompanying prospectus.

The subordinated notes are not subject to the defeasance or covenant defeasance provisions under the indenture.
We will issue the subordinated notes only in registered form, in denominations of $10,000 and integral multiples of $1,000. We will pay principal and interest at the corporate trust office of the trustee, initially at 101 Barclay Street, New York, New York 10286, or at such other office or agency that we will maintain for such purpose in New York City. We may elect to make interest payments by check mailed to the address of the person entitled to them as that address appears in the security register for the subordinated notes; provided that payments on the subordinated notes in registered, global form will be made by wire transfer to The Depository Trust Company (“DTC”).
The trustee will be designated as our paying agent for payments on the subordinated notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.
Subordination
The subordinated notes will be subordinate and junior in right of payment to the prior payment in full of all senior indebtedness as defined herein and in the indenture. As of March 31, 2006, we had outstanding indebtedness of approximately $14.3 billion ranking senior to the subordinated notes. The subordinated notes will rank (i) subordinate and junior to all of our senior indebtedness (as defined herein and in the indenture), (ii) equally with our $0.5 billion Floating Rate Subordinated Notes due April 1, 2011 and our other indebtedness made to rank equally with the subordinated notes by their terms and (iii) senior to approximately $0.5 billion in aggregate principal amount of junior subordinated debentures underlying our trust preferred securities, our guarantees of approximately $0.5 billion in aggregate principal amount of junior subordinated debentures of our subsidiary Countrywide Home Loans, Inc. underlying its trust preferred securities and our indebtedness made junior and subordinate to the subordinated notes by their terms. The subordinated notes are also senior to our common stock and preferred stock, and will be senior to any other class of capital stock which may be authorized.
The subordinated notes will be effectively subordinated to all liabilities, including deposits, of our subsidiaries. As of March 31, 2006, our subsidiaries had liabilities, including deposits, of approximately $148.6 billion (excluding intercompany liabilities and including obligations related to trust preferred securities), all or substantially all of which would be structurally senior to the subordinated notes. Any right we may have to receive assets of a subsidiary upon its liquidation or reorganization (and the consequent right of the holders of the subordinated notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of a subsidiary, in which case our claims would still be subordinate to any security interests in the assets of the subsidiary and any liabilities of the subsidiary senior to liabilities held by us. Countrywide Home Loans, Inc., one of our principal subsidiaries, has guaranteed substantially all of our other debt, including the junior subordinated debentures underlying our trust preferred securities, but is not guaranteeing the subordinated notes.
For purposes of this prospectus supplement and the indenture, “senior indebtedness” means:

(1) the principal, premium, if any, and interest in respect of indebtedness for money borrowed and indebtedness evidenced by securities, debentures, bonds or other similar instruments;

(2) all capital lease obligations;

(3) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, excluding trade accounts payable arising in the ordinary course of business;

(4) all obligations for the reimbursement on any letter of credit, any banker’s acceptance, any security purchase facility, any repurchase agreement or similar arrangement, any obligations associated with derivative products such as interest and foreign exchange rate contracts, any other hedging arrangement, any obligation under options, commodity contracts or any similar credit or other arrangement or transaction;

(5) all obligations of the type referred to in clauses (1) through (4) above of others (whether on or off balance sheet), the payment of which we are responsible or liable as obligor, guarantor or otherwise, or for which we provide direct credit support or substitutes; and

(6) all obligations of the type referred to in clauses (1) through (5) above of others secured by any lien on any of our properties or assets, whether or not the obligation is assumed by us,

except for:

(a) the indebtedness represented by our Floating Rate Subordinated Notes due April 1, 2011 and our other indebtedness that states, or is issued under a deed, indenture or other agreement or instrument that states, that it is subordinate to or ranks equally with the subordinated notes;

(b) our guarantee of the indebtedness represented by the 8% Junior Subordinated Deferrable Interest Debentures due December 15, 2026 of Countrywide Home Loans, Inc.;

(c) our guarantee of the indebtedness represented by the 8.05% Junior Subordinated Debentures due June 15, 2027 of Countrywide Home Loans, Inc.; and

(d) the indebtedness represented by the 6.75% Junior Subordinated Deferrable Interest Debentures Due April 1, 2033 issued by us.
Events of Default
The following description of the particular events of default in the indenture hereby supercedes and replaces such description of the indenture set forth in the accompanying prospectus. Under the indenture governing the subordinated notes offered by this prospectus supplement, an event of default for the subordinated notes is defined as:

(1) default in the payment of any interest upon the subordinated notes when it becomes due and payable, and continuance of such default for a period of 30 days;

(2) default in the performance, or breach, of other covenants or warranties of ours in the indenture that continues for 60 days after we receive notice of the default or breach;

(3) failure to pay principal on any subordinated note at maturity;

(4) certain events of bankruptcy or reorganization of Countrywide Financial Corporation under U.S. federal bankruptcy law; and

(5) certain other events of bankruptcy, insolvency or reorganization of Countrywide Financial Corporation.

Notwithstanding anything to the contrary in the accompanying prospectus, payment of principal of the subordinated notes can be accelerated only if an event of default described in clause (4) occurs and is continuing. There will be no right of acceleration of the payment of principal of the subordinated notes upon a default in the payment of principal or interest on the subordinated notes or in the performance of any of our covenants or agreements contained in the subordinated notes or in the indenture. However, in the event of a default in the payment of principal or interest, you will have the right to institute a suit directly against us for the collection of any overdue payment on the subordinated notes without first instituting suit against the trustee or any other person.
Existing or future agreements governing our outstanding indebtedness contain and may contain provisions that characterize as a default other events than those defined as such under the indenture and/or permit acceleration on the occurrence of events other than as permitted by the indenture, which could result in, among other things, an acceleration of indebtedness under those agreements with no similar right under the indenture. The subordinated notes will not accelerate upon any acceleration of our other outstanding indebtedness.
If an event of default described in clause (4) above occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding subordinated notes may declare the principal amount of all the subordinated notes to be due and payable immediately. At any time after a declaration of acceleration with respect to the subordinated notes has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of the subordinated notes may, under certain circumstances, rescind and annul such acceleration. The indenture provides that no holder of the subordinated notes may institute proceedings, judicial or otherwise, to enforce the indenture except if the trustee fails to act for 60 days after it receives a written request to enforce the indenture by the holders of at least 25% in the aggregate principal amount of the then-outstanding subordinated notes and an offer of reasonable indemnity. This provision will not prevent any holder of the subordinated notes from enforcing payment of the principal of, any premium or interest on, the subordinated notes when due. The holders of a majority in aggregate principal amount of the subordinated notes may direct the time, method and place of conducting any proceeding for a remedy available to the trustee or exercising any trust or power conferred on it with respect to those subordinated notes. However, the trustee may refuse to follow any direction that it determines would be illegal or would conflict with the indenture or involve it in personal liability or which would unjustly prejudice holders of the subordinated notes not joining the proceeding.
The indenture provides that the trustee will, within 90 days after an event of default occurs that affects the subordinated notes, give to the holders of the subordinated notes notice of that default, unless that default has been cured or waived. Except in the case of a default in the payment of principal of, or any interest on, any of the subordinated notes, the trustee will be protected in withholding that notice if it determines in good faith that the withholding of that notice is in the interest of the holders of the subordinated notes.
We are required to file with the trustee annually an officers’ certificate as to the absence of certain defaults under the terms of the indenture.
No Guarantees
The subordinated notes will not be guaranteed by Countrywide Home Loans, Inc. or by any other of our subsidiaries.

Book-Entry, Delivery and Form
The subordinated notes offered hereby will be issued in registered, global form in minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof. The subordinated notes will be issued on the issue date therefor only against payment in immediately available funds. The global notes will be deposited upon issuance with the trustee as custodian for DTC in New York, New York and registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC (including the Euroclear System (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”)) as described below under “Depositary Procedures.”
Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “—Exchange of Book-Entry Notes for Certificated Notes.”
Depositary Procedures
The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We do not take any responsibility for these operations and procedures and urge investors to contact the systems of their participants directly to discuss these matters.
DTC is a limited purpose trust company created to hold securities for its participating organizations, referred to as “participants,” and facilitate the clearance and settlement of transactions in those securities between DTC’s participants through electronic book-entry changes in accounts of its participants. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, which entities are referred to as “indirect participants.” Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC’s participants and in direct participants.
Pursuant to procedures established by DTC:

•	upon deposit of the global notes, DTC will credit the accounts of its participants designated by the Underwriters with portions of the principal amount of the global notes; and

•	ownership of such interests in the global notes will be maintained by DTC (with respect to its participants) or by DTC’s participants and indirect participants (with respect to other owners of beneficial interests in the global notes).
Investors in the global notes may hold their interests therein directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) that are participants or indirect participants in such system. Euroclear and Clearstream will hold interests in the subordinated notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which are Euroclear Bank, S.A./ N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. The depositaries, in turn, will hold interests in the subordinated notes in customers’ securities accounts in the depositaries’ names on the books of DTC.
All interests in a global note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of these systems. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the subordinated notes, see “— Exchange of Book-Entry Notes for Certificated Notes.”
Except as described below, owners of interests in the global notes will not have subordinated notes registered in their names, will not receive physical delivery of subordinated notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.
Payments in respect of the principal of, and interest on, a global note registered in the name of DTC or its nominee will be payable by the trustee (or the paying agent if other than the trustee) to DTC in its capacity as the registered holder under the indenture. We and the trustee will treat the persons in whose names the subordinated notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us, the trustee or any of our respective agents has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.
DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the subordinated notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of subordinated notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. None of us or the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the subordinated notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Cross-market transfers between participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their depositaries. Cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositaries to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited and reported to the relevant Euroclear or Clearstream participant during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
DTC has advised us that it will take any action permitted to be taken by a holder of subordinated notes only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the subordinated notes as to which such participant or participants has or have given such direction.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and the procedures may be discontinued at any time. None of us or the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy thereof.

Exchange of Book-Entry Notes for Certificated Notes
The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

•	DTC (1) notifies us that it us unwilling or unable to continue as depositary for the global notes or (2) has ceased to be a clearing agency registered under the Exchange Act, or

•	If there shall have occurred and be continuing an event of default with respect to the subordinated notes.
In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Certain United States Federal Income and Estate Tax Considerations
The following is a summary of certain U.S. federal income and estate tax considerations that may be relevant to initial holders of the subordinated notes. The summary deals only with notes purchased at original issuance that are held as capital assets and does not purport to address all of the tax considerations that may be relevant to a particular holder or to deal with the tax considerations that may be relevant to holders in special tax situations, such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, traders in securities electing to mark to market, tax-exempt organizations, or persons holding notes as part of a straddle, hedge, conversion transaction, “synthetic security” or other integrated investment, nor does it address alternative minimum taxes or state, local, or foreign taxes.
This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, Internal Revenue Service (“IRS”) rulings and pronouncements and administrative and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. No ruling has been or will be sought from the IRS with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of the subordinated notes. As a result, the IRS could disagree with portions of this discussion.
PERSONS CONSIDERING A PURCHASE OF THE SUBORDINATED NOTES SHOULD CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SUBORDINATED NOTES IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF ANY CHANGES IN APPLICABLE TAX LAWS.
Consequences to U.S. Holders
The following discussion summarizes certain U.S. federal income tax considerations relevant to a U.S. holder. For purposes of this discussion, the term “U.S. holder” means a beneficial owner of the subordinated notes that is (1) a person who is a citizen or resident of the United States, (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, in each case, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, (5) a trust that has a valid outstanding election to be treated as a domestic trust pursuant to Treasury Regulations section 301.7701-7(f) or (6) any other person subject to U.S. federal income tax on a net income basis with respect to an investment in the subordinated notes.
If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds subordinated notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. A partnership considering a purchase of the subordinated notes, and partners in such a partnership, should consult their own tax advisers regarding the tax consequences to them of the purchase, ownership and disposition of the subordinated notes.

Payments or Accruals of Interest
Payments or accruals of interest on a subordinated note will be taxable to U.S. holders as ordinary interest income at the time such U.S. holders receive or accrue such amounts (in accordance with a holder’s regular method of tax accounting).
Sale, Exchange or Other Disposition of the Subordinated Notes
When a U.S. holder disposes of a subordinated note by sale, exchange or other disposition, the holder will generally recognize gain or loss equal to the difference between the amount the holder realizes on the transaction (less any accrued interest, which will be subject to tax in the manner described above under “— Payments or Accruals of Interest”) and the holder’s adjusted federal income tax basis in the subordinated note. A U.S. holder’s tax basis in a subordinated note will generally equal the cost of the subordinated note to the holder.
The gain or loss that a U.S. holder recognizes on the sale, exchange or other disposition of a subordinated note will generally be capital gain or loss. The capital gain or loss on the sale, exchange or other disposition of a subordinated note will be long-term capital gain or loss if the holder held the subordinated note for more than one year on the date of disposition. Capital gains realized by individuals on assets held for longer than one year are subject to taxation at preferential rates. The tax deductibility of capital losses is subject to limitations.
Backup Withholding and Information Reporting
Unless a U.S. holder is an exempt recipient, such as a corporation, payments under the subordinated notes or proceeds received from the sale, exchange or other disposition of the subordinated notes will generally be subject to information reporting and will generally also be subject to U.S. federal backup withholding tax if such U.S. holder fails to supply accurate taxpayer identification numbers or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld do not constitute a separate tax and will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability.
Consequences to Non-U.S. Holders
The following discussion summarizes certain U.S. federal income and estate tax considerations relevant to a non-U.S. holder. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of the subordinated notes that is not a U.S. holder (as defined above).
Payments of Interest
Payments of interest on the subordinated notes made to a non-U.S. holder will generally be exempt from U.S. federal income and withholding tax, provided that:

•	the non-U.S. holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of Countrywide Financial Corporation’s stock entitled to vote, is not a bank that is described in section 881(c)(3)(A) of the Code, and is not a controlled foreign corporation related, directly or indirectly, to Countrywide Financial Corporation through stock ownership;

•	the non-U.S. holder certifies on IRS Form W-8BEN (or a successor form), under penalties of perjury, that it is a non-U.S. holder and provides its name and address or otherwise satisfies applicable documentation requirements; and

•	the payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (or, where a tax treaty applies, are not attributable to a United States permanent establishment).
Sale, Exchange or Other Disposition of the Subordinated Notes
Any gain realized by a non-U.S. holder upon a sale, exchange or other disposition of the subordinated notes will generally not be subject to U.S. federal income tax, unless:

•	the gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (or, where a tax treaty applies, is attributable to a United States permanent establishment); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.
Estate Tax
A subordinated note will generally not be subject to U.S. federal estate tax as a result of the death of a holder who is not a citizen or resident of the United States at the time of death, provided that the holder did not at the time of death actually or constructively own 10 percent or more of the combined voting power of all classes of Countrywide Financial Corporation’s stock and, at the time of the holder’s death, payments of interest on the subordinated note would not have been effectively connected with the conduct by the holder of a trade or business in the United States.
Backup Withholding and Information Reporting
In general, a non-U.S. holder will not be subject to U.S. federal backup withholding or information reporting with respect to payments of interest on the subordinated notes if the non-U.S. holder provides an IRS Form W-8BEN (or a successor form) with respect to such payments. In addition, no backup withholding will generally be required with respect to the proceeds of a sale, exchange or other disposition of the subordinated notes by a non-U.S. holder made within the United States or conducted through certain United States financial intermediaries if the payor receives such a form or the non-U.S. holder otherwise establishes an exemption.

Underwriting
We and Banc of America Securities LLC, J.P. Morgan Securities Inc. and Countrywide Securities Corporation, on behalf of themselves and the other underwriters named below, have entered into an underwriting agreement relating to the offer and sale of the subordinated notes. In the underwriting agreement, we have agreed to sell, and Banc of America Securities LLC, J.P. Morgan Securities Inc., Countrywide Securities Corporation and the other underwriters named below (together, “the Underwriters”), have agreed severally to purchase from us, the principal amount of subordinated notes that appears opposite the name of that Underwriter below. The Underwriters have severally agreed to purchase all of the subordinated notes, if any of them are purchased.

Principal amount
of subordinated
Underwriter	notes

Banc of America Securities LLC	$283,333,000
J.P. Morgan Securities Inc.	283,333,000
Countrywide Securities Corporation	283,334,000
Barclays Capital Inc.	37,500,000
Deutsche Bank Securities Inc.	37,500,000
HSBC Securities (USA) Inc.	37,500,000
Wachovia Capital Markets, LLC	37,500,000

Total:	$1,000,000,000

The Underwriters have advised us that they propose to offer the subordinated notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The Underwriters may offer such subordinated notes to selected dealers at the public offering price minus a selling concession of up to 0.300% of the principal amount of the subordinated notes. In addition, the Underwriters may allow, and those selected dealers may reallow, a selling concession of up to 0.125% of the principal amount of the subordinated notes to certain other dealers. After the initial public offering, the Underwriters may change the public offering price and other selling terms.
The Underwriters have represented to us and agreed with us that they have not made and will not make an offer of the subordinated notes to the public in any member state of the European Economic Area which has implemented the Prospectus Directive (a “Relevant Member State”) from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) prior to the publication of a prospectus in relation to the subordinated notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive. However, the Underwriters may make an offer of the subordinated notes to the public in that Relevant Member State at any time on or after the Relevant Implementation Date to:

•	legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year or (2) a total balance sheet of more than € 43,000,000 and (3) an annual net turnover of more than € 50,000,000 as shown on its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of the above information, the expression an “offer of the notes to the public” in relation to any subordinated notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the subordinated notes to be offered so as to enable any investor to decide to purchase or subscribe for the subordinated notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means the Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.
The subordinated notes are a new issue of securities with no established trading market. In addition, we have not applied and do not intend to apply to list the subordinated notes on any securities exchange or to have the subordinated notes quoted on any quotation system. The Underwriters have advised us that they intend to make a market in the subordinated notes. However, they are not obligated to do so and may discontinue any market making in the subordinated notes at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the subordinated notes will develop, that you will be able to sell your subordinated notes at a particular time or that the price you receive when you sell will be favorable.
In connection with the offering, the Underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position for the Underwriters. Stabilizing transactions involve bids to purchase the subordinated notes in the open market for the purpose of pegging, fixing or maintaining the price of the subordinated notes. Syndicate covering transactions involve the purchases of the subordinated notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the subordinated notes to be higher than it would otherwise be in the absence of those transactions. If the Underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.
We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $250,000.
Upon the closing of this offering, J.P. Morgan Securities Inc. has agreed to make a payment to us of $450,000 as a reimbursement for underwriting fees previously paid by us to J.P. Morgan Securities Inc. in connection with other offerings of our securities.
We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect of those liabilities.
The Underwriters and their affiliates engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.
We will deliver the subordinated notes to the Underwriters at the closing of this offering when the Underwriters pay us the purchase price for the subordinated notes.

Legal Matters
The validity of the subordinated notes offered hereby will be passed upon for Countrywide Financial Corporation by Munger, Tolles & Olson LLP, Los Angeles, California. Sidley Austin llp , New York, New York, will pass upon the validity of the subordinated notes for the Underwriters.
Experts
The consolidated financial statements and financial statement schedules of Countrywide Financial Corporation and subsidiaries as of December 31, 2005 and 2004, and for the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein in reliance upon the reports by KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.
The consolidated statement of earnings of Countrywide Financial Corporation for the year ended December 31, 2003, and the related consolidated statements of changes in shareholders’ equity and comprehensive income and cash flows for the year then ended, have been audited by Grant Thornton LLP, an independent registered public accounting firm, as set forth in their report thereon appearing in our annual report on Form 10-K for the year ended December 31, 2005 and incorporated herein by reference and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS
Countrywide Financial Corporation
Common Stock, Preferred Stock, Stock Purchase Contracts
and Stock Purchase Units
Debt Securities
Payment of Principal, Premium, if any, and Interest
Unconditionally Guaranteed by
Countrywide Home Loans, Inc.
Countrywide Home Loans, Inc.
Debt Securities
Payment of Principal, Premium, if any, and Interest
Unconditionally Guaranteed by
Countrywide Financial Corporation

      Through this prospectus, we may periodically offer:

•	our debt securities;

•	shares of our common stock;

•	shares of our preferred stock; and/or

•	contracts to purchase shares of our common stock or preferred stock, and our subsidiary, Countrywide Home Loans, may periodically offer its debt securities.
      The specific terms of any securities that we or Countrywide Home Loans will offer will be described in a supplement to this prospectus.
      Countrywide Home Loans may guarantee all payments of principal of and any premium and interest on any debt securities we offer. We may guarantee all payments of principal of and any premium and interest on any debt securities offered by Countrywide Home Loans.
      Our common stock trades on the New York Stock Exchange under the symbol “CFC.” We will list any shares of our common stock sold under this prospectus on the New York Stock Exchange.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 9, 2006.

      You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement accompanying this prospectus and that we or Countrywide Home Loans have referred you to. Neither we nor Countrywide Home Loans has authorized anyone to provide you with information that is different. You should not assume that the information in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of those documents.

      References in this prospectus to “Countrywide Financial Corporation,” “we,” “us” and “our” are to Countrywide Financial Corporation.
      References in this prospectus to “Countrywide Home Loans” are to Countrywide Home Loans, Inc.
Available Information;
Incorporation by Reference
      We are required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York and the Pacific Stock Exchange, 115 Sansome Street, San Francisco, California 94104.
      The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, other than those portions of such documents (1) described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the SEC or (2) furnished under Item 9 of a Current Report on Form 8-K, until all the securities offered under this prospectus are sold. This prospectus is part of the registration statement we filed with the SEC.

1.	Annual Report on Form 10-K for the year ended December 31, 2004.

2.	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.

3.	Current Reports on Form 8-K, dated February 18, 2005, February 22, 2005, March 11, 2005, March 24, 2005, April 1, 2005, June 15, 2005, September 30, 2005, September 27, 2005, October 27, 2005, December 23, 2005 and December 30, 2005.
      You may request a copy of these filings, at no cost, by writing or telephoning us at Countrywide Financial Corporation, 4500 Park Granada, Calabasas, California 91302, telephone (818) 225-3000, Attention: Investor Relations.

Description of Capital Stock
      The following description of our capital stock is not complete and is qualified in its entirety by reference to our restated certificate of incorporation and to any certificate of designations that we will file with the SEC if we offer preferred stock under this prospectus. We have filed a copy of our restated certificate of incorporation as an exhibit to the registration statement of which this prospectus is part.
Common Stock
      We have authorized under our restated certificate of incorporation 1,000,000,000 shares of common stock, par value $.05 per share. As of December 31, 2005, 600,030,686 shares of our common stock were outstanding and were held by 1,919 record holders. Each record holder of our common stock is entitled to cast one vote per share on all matters submitted to a vote of our stockholders. We may pay dividends to the record holders of our common stock only when, as and if declared by our board of directors, out of funds legally available for those dividends. Each share of our common stock shares equally in those dividends and in other distributions to holders of our common stock, including distributions made if we liquidate, dissolve or wind up our affairs. Our common stock carries no preemptive, conversion, subscription, redemption, sinking fund or cumulative voting rights.
Preferred Stock Purchase Rights
      On February 10, 1988, our board of directors declared a dividend distribution of one preferred stock purchase right (a “Right”) for each outstanding share of our common stock. On November 15, 2001, our board of directors adopted certain amendments to the terms of the Rights. As of the date hereof, giving effect to stock dividends and stock splits, there is associated with each outstanding share of our common stock 0.25 of a Right. Except as set forth below, each Right, when exercisable, entitles the registered holder to purchase from us one two-thousandth of a share of a series of preferred stock, designated as Series A Participating Preferred Stock, par value $.05 per share, at a price of $175 per one two-thousandth of a share (the “Purchase Price”), subject to adjustment.
      These stock purchase rights are evidenced by our common stock certificates and may not be exercised or transferred apart from our common stock until the earlier of the date (the “Distribution Date”) of a public announcement that a person or group without our prior consent has acquired 15% or more of our common stock (an “Acquiring Person”) or the date that is ten days (subject to extension by our board of directors) after a tender offer for our common stock is commenced without our prior consent.
      If any person becomes an Acquiring Person, each stock purchase right (except those owned by the Acquiring Person) will allow its holder to purchase, at the then current exercise price of the stock purchase right, the number of shares of our common stock, or their equivalent, that, at the time of the transaction, would have a market value of two times the exercise price of the stock purchase right. Our board of directors may delay the ability to exercise the stock purchase rights during the period in which they are exercisable only for our Series A Participating Preferred Stock (and not our common stock).
      If after a person has become an Acquiring Person we are acquired in a merger or other business combination, each stock purchase right (except those held by the Acquiring Person) will entitle its holder to purchase, at the then current exercise price of the stock purchase right, the number of shares of our common stock, or their equivalent, of the other party (or its publicly traded parent company) to the merger or business combination that at the time of the transaction would have a market value of two times the exercise price of the stock purchase right. The stock purchase rights expire on the earliest of February 28, 2012, the date certain merger transactions close or the date we elect to redeem the stock purchase rights before any person becomes an Acquiring Person.
Preferred Stock
      We have authorized under our restated certificate of incorporation 1,500,000 shares of preferred stock, par value $.05 per share. We will describe the specific terms of any series of preferred stock we offer under this prospectus in a prospectus supplement relating to that series of preferred stock. Our board of directors is authorized to provide for the issuance of preferred stock in one or more series with the distinctive designations as may be stated in the resolution or resolutions providing for the issuance of that preferred stock. At the time that it authorizes any series of preferred stock, our board of directors will determine the number of shares constituting that series and its designation and fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series.
      At this time, our board of directors has authorized only one series of preferred stock for issuance, the Series A Participating Preferred Stock, which is issuable upon the exercise of our preferred stock purchase rights. See “— Preferred Stock Purchase Rights” above. Our board of directors could, without stockholder approval, cause us to issue preferred stock that has voting, conversion and other rights that could adversely affect the holders of our common stock or make it more difficult to cause a change in control of our company. The preferred stock could be used to dilute the stock ownership of persons seeking to obtain control of our company and thereby hinder a possible takeover attempt that, if stockholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our stockholders. In addition, the preferred stock could be issued with voting, conversion and other rights and preferences that would adversely affect the voting power and other rights of holders of our common stock.
Other Provisions of Our Restated Certificate of Incorporation and Our Bylaws
      In addition to the preferred stock purchase rights described above under “— Preferred Stock Purchase Rights” and the terms of any preferred stock that we may determine to issue as described above under “— Preferred Stock,” other provisions of our restated certificate of incorporation and our bylaws may make it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, control of our company. Our restated certificate of incorporation includes the following provisions:

(1) It provides for a three-year staggered board of directors, vacancies on which may be filled by the board of directors and whose members may be removed only for cause and only by the vote of the holders of two-thirds of the outstanding shares of our common stock.

(2) It limits our power to purchase shares of our voting stock from a five percent holder at a price exceeding its fair market value, unless the purchase is approved by holders of a majority of those voting shares (unless applicable law requires a greater vote), without the vote of that five percent holder. Voting stock is defined as capital stock that has the right to vote generally on matters relating to our company and any security that is convertible into that stock.

(3) It prohibits action by written consent of our stockholders.

(4) It provides that our bylaws may be amended by our board of directors or, with some exceptions, by a vote of two-thirds of our voting shares and further provides that a two-thirds vote of all of our voting shares is required to amend the provisions of our restated certificate of incorporation that are described in this section, unless the amendment has been approved by two-thirds of our board of directors and a majority of our continuing directors. Continuing directors are directors who became members of our board of directors before any stockholder who beneficially owns ten percent of the outstanding shares first became a ten percent stockholder.
      Our bylaws provide that special meetings of the stockholders may be called only by our directors and limit the business that may be transacted at those meetings to those matters set forth in the request of the proposed meeting.

Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.
Description of Stock Purchase Contracts
and Stock Purchase Units
      Unless we otherwise indicate in the applicable prospectus supplement, we may issue stock purchase contracts, including contracts that would require holders to purchase from us and for us to sell to them, a specified number of shares of our common stock or preferred stock at a future date or dates. We may fix what the consideration per share of common stock or preferred stock will be when we issue the stock purchase contracts, and this consideration may be determined by a formula that is described in the stock purchase contracts. We may issue the stock purchase contracts separately or as part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. Treasury securities, that secure the holders’ obligations to purchase our common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner.
Pledged Securities and Pledge Agreement
      The securities subject to the stock purchase contracts or stock purchase units (the “Pledged Securities”) will be pledged to a collateral agent, for our benefit, under the terms of a pledge agreement. The Pledged Securities will secure the obligations of holders of stock purchase contracts or stock purchase units to purchase shares of our common stock or preferred stock under the stock purchase contracts or stock purchase units. The rights of holders of stock purchase contracts or stock purchase units to the related Pledged Securities will be subject to our security interest therein created by the pledge agreement. No holder of stock purchase contracts or stock purchase units may withdraw the underlying Pledged Securities from the pledge arrangement except upon the termination or early settlement of the stock purchase contracts or stock purchase units. Subject to that security interest and the terms of a purchase contract agreement and the pledge agreement, each holder of a stock purchase contract or stock purchase unit will keep full beneficial ownership of the related Pledged Securities.
      Except as we may describe in the applicable prospectus supplement, the collateral agent will, upon receipt of distributions on the Pledged Securities, distribute those payments to us or to the purchase contract agent, as provided in the pledge agreement. The purchase contract agent will in turn distribute payments it receives as provided in the purchase contract agreement.
      We will describe the terms of any stock purchase contracts or stock purchase units that we offer under this prospectus in a prospectus supplement. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the stock purchase contracts and, if applicable, collateral arrangements and depositary arrangements, relating to such stock purchase contracts or stock purchase units.

Description of Debt Securities and Related Guarantees
      The following description summarizes some of the general terms and conditions of the debt securities that Countrywide Financial Corporation may issue under this prospectus (the “CFC debt securities”) and that Countrywide Home Loans may issue under this prospectus (the “CHL debt securities”). Countrywide Financial Corporation will describe the particular terms of any CFC debt securities that it offers and the extent to which the general provisions below will apply to those CFC debt securities in a prospectus supplement relating to those CFC debt securities, and Countrywide Home Loans will describe the particular terms of any CHL debt securities that it offers and the extent to which the general provisions below will apply to those CHL debt securities in a prospectus supplement relating to those CHL debt securities.
      Countrywide Financial Corporation will issue CFC debt securities either (1) under a senior indenture (the “CFC senior indenture”) between Countrywide Financial Corporation, Countrywide Home Loans, as guarantor (the “CFC guarantor”), and The Bank of New York, as trustee (the “CFC senior trustee”), or (2) under a subordinated debt indenture (the “CFC subordinated indenture”) among Countrywide Financial Corporation, the CFC guarantor and The Bank of New York, as trustee (the “CFC subordinated trustee”). Any series of CFC debt securities that Countrywide Financial Corporation issues under the CFC senior indenture will constitute unsubordinated debt of Countrywide Financial Corporation (“CFC senior debt securities”) and will rank senior to any series of CFC debt securities that Countrywide Financial Corporation issues under the CFC subordinated indenture (“CFC subordinated debt securities”).
      Countrywide Home Loans will issue CHL debt securities either (1) under a senior indenture (the “CHL senior indenture”) among Countrywide Home Loans, Countrywide Financial Corporation, as guarantor (the “CHL guarantor”), and The Bank of New York, as trustee (the “CHL senior trustee”), or (2) under a subordinated debt indenture (the “CHL subordinated indenture”) among Countrywide Home Loans, the CHL guarantor and The Bank of New York, as trustee (the “CHL subordinated trustee”). Any series of CHL debt securities that Countrywide Home Loans issues under the CHL senior indenture will constitute unsubordinated debt of Countrywide Home Loans (“CHL senior debt securities”) and will rank senior to any series of CHL debt securities that Countrywide Home Loans issues under the CHL subordinated indenture (“CHL subordinated debt securities”).
      In this description, the CFC debt securities and the CHL debt securities are sometimes referred to together as the “debt securities,” the CFC senior debt securities and the CHL senior debt securities are sometimes referred to together as the “senior debt securities,” the CFC subordinated debt securities and the CHL subordinated debt securities are sometimes referred together as the “subordinated debt securities,” the CFC senior indenture and the CHL senior indenture are sometimes referred to together as the “senior indenture,” the CFC subordinated indenture and the CHL subordinated indenture are sometimes referred to together as the “subordinated indenture,” Countrywide Financial Corporation and Countrywide Home Loans are sometimes referred to together as the “issuer,” the CFC guarantor and the CHL guarantor are sometimes referred to as the “guarantor,” the CFC senior trustee and the CHL senior trustee are sometimes referred to together as the “senior trustee” and the CFC subordinated trustee and the CHL subordinated trustee are sometimes referred to together as the “subordinated trustee.”
      Each series of debt securities will be issued under the terms of an amendment or supplement to the applicable indenture that takes the form of a supplemental indenture or an officers’ certificate delivered under the authority of resolutions adopted by the applicable board of directors and the terms of that indenture. The terms of any debt securities will include those stated in the applicable indenture and those made part of that indenture by reference to the Trust Indenture Act. The debt securities will be subject to all those terms, and we refer the holders of debt securities to the applicable indenture and the Trust Indenture Act for a statement of those terms.
      The following summaries of various provisions of the indentures and the debt securities are not complete and are qualified in their entirety by reference to the provisions of the indentures, including the definitions of capitalized terms used in this section without definition. Unless we otherwise indicate, capitalized terms have the meanings given them in the applicable indenture.

      The applicable prospectus supplement will specify whether the debt securities will be senior, senior subordinated or subordinated (including, if applicable, junior subordinated) debt. The debt securities may be issued as part of units consisting of debt securities and securities that we may offer under this prospectus. If debt securities are issued as part of units of debt securities and other securities that we may issue under this prospectus, we will describe any applicable material federal income tax consequences to holders in the applicable prospectus supplement.
Senior Indenture
General
      The senior indentures do not limit the aggregate principal amount of senior debt securities that the issuer may issue periodically in series.
      The CFC senior debt securities will be unsecured and unsubordinated indebtedness of Countrywide Financial Corporation and will rank equally in right of payment with Countrywide Financial Corporation’s other unsecured and unsubordinated indebtedness. Because Countrywide Financial Corporation is a holding company, the rights of its creditors (including the holders of the CFC debt securities) to share in the distribution of the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent Countrywide Financial Corporation may itself be a creditor with recognized claims against the subsidiary.
      The CHL senior debt securities will be unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally in right of payment with Countrywide Home Loans’ other unsecured and unsubordinated indebtedness. A substantial portion of the assets of Countrywide Home Loans may be pledged under various credit agreements among Countrywide Home Loans and various lending institutions.
      We refer you to the prospectus supplement and any pricing supplement relating to any particular series of senior debt securities for a description of the terms of those senior debt securities, including, where applicable:

(1) the issuer of those senior debt securities and, if applicable, the guarantor;

(2) the title of those senior debt securities;

(3) any limit on the aggregate principal amount of those senior debt securities;

(4) the date or dates (or any method or methods by which that date or those dates will be determined or extended) on which the principal of those senior debt securities is payable;

(5) any places other than the issuer’s office or agency in The City of New York where those senior debt securities will be payable or surrendered for registration of transfer or exchange;

(6) the denominations in which those senior debt securities will be issuable;

(7) the currency in which those senior debt securities may be denominated, which may be U.S. dollars or any foreign currency or currency unit, and, if applicable, other information regarding that foreign currency or currency unit;

(8) the designation of the currency or currencies in which payment of the principal of and any premium and interest on those senior debt securities will be made and whether payment of the principal of or any premium or the interest on senior debt securities designated in a foreign currency or currency unit, at the holder’s election, may instead be payable in U.S. dollars and the terms and conditions upon which that election may be made;

(9) any rate or rates (which may be fixed or floating) at which those senior debt securities will bear interest (or any method or methods by which that rate or those rates are to be determined or reset), any date or dates from which that interest will accrue (or any method or methods by which that date or those dates will be determined or reset), the dates on which that interest will be payable, the record date for the interest payable on any interest payment date, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

(10) any terms and conditions on which those senior debt securities may be redeemed at the option of the issuer or repaid at the holders’ option;

(11) any obligation of the issuer to redeem, repay or purchase those senior debt securities under the terms of any sinking fund or analogous provisions, and the terms and conditions on which those senior debt securities will be redeemed, repaid or purchased, in whole or in part, under the terms of that obligation;

(12) if other than the principal amount, the portion of the principal amount of those senior debt securities that will be payable upon declaration of acceleration of the maturity of those senior debt securities;

(13) any provisions for the defeasance of those senior debt securities;

(14) any ability a holder of a senior debt security may have to renew all or any portion of a senior debt security;

(15) any additional Events of Default or restrictive covenants applicable to those senior debt securities;

(16) any other terms not inconsistent with the senior indenture, including any terms which may be required by or advisable under United States laws or regulations;

(17) if those senior debt securities are denominated or payable in a currency or currency unit other than U.S. dollars, the designation of the initial Exchange Rate Agent and, if other than as set forth in the Indenture, the definition of the “Exchange Rate”; and

(18) the form of those senior debt securities and, if in global form, the name of the depositary and the terms upon which and the circumstances under which those senior debt securities may be exchanged.

      Unless the issuer otherwise indicates in the applicable prospectus supplement, the issuer will issue senior debt securities only in fully-registered form without coupons. Senior debt securities denominated in U.S. dollars will be issued in denominations of $10,000 or integral multiples of $1,000 unless the issuer otherwise provides in the applicable prospectus supplement. The prospectus supplement relating to a series of senior debt securities denominated in a foreign currency or currency unit will specify the denominations in which those senior debt securities may be issued.
      The senior indenture does not contain any provisions that would limit the ability of the issuer or any of its affiliates to incur indebtedness (secured or unsecured) or that would afford holders of senior debt securities protection in the event of a highly leveraged transaction, restructuring, change in control, merger or similar transaction involving the issuer that may adversely affect holders of the senior debt securities.
      The issuer may sell one or more series of senior debt securities at a substantial discount below their stated principal amount, and those senior debt securities may bear no interest or interest at a rate that at the time of issuance is below market rate. One or more series of senior debt securities may be floating rate debt securities and may be exchangeable for fixed rate debt securities. The issuer will describe any federal income tax consequences and special considerations applicable to any particular series in the applicable prospectus supplement.
      Unless the issuer otherwise indicates in the applicable prospectus supplement, the principal of, and any premium or interest on, any series of senior debt securities will be payable, and those senior debt securities will be exchangeable and transfers of them will be registrable, at the Corporate Trust Office of the senior trustee, initially at 101 Barclay Street, New York, New York 10286. However, the issuer may elect to make interest payments by check mailed to the address of the person entitled to them as that address appears in the security register for those senior debt securities.

      No senior debt security will be entitled to any benefit under the senior indenture or be valid or obligatory for any purpose unless there appears on that senior debt security a certificate of authentication substantially in the form provided in the senior indenture that is duly executed by the senior trustee, and that certificate will be conclusive evidence and the only evidence that senior debt security has been duly authenticated and delivered under and is entitled to the benefits of the senior indenture.
Events of Default
      The senior indenture provides that the following are “Events of Default” that apply to any series of senior debt securities:

(1) default in payment of principal of (or any premium on) any senior debt security of that series at maturity;

(2) default for 30 days in payment of interest on any senior debt security of that series when due;

(3) default in the deposit of any sinking fund payment on any senior debt security of that series when due;

(4) default in the performance or breach of any other covenant or warranty of the issuer or the guarantor in the senior indenture, the senior debt securities or the related guarantees, continued for 60 days after written notice of default by the senior trustee or the holders of at least 25% in aggregate principal amount of the then outstanding senior debt securities of that series;

(5) default resulting in acceleration of maturity of any other indebtedness for borrowed money of the issuer, the guarantor or any direct or indirect subsidiary of the guarantor in an amount exceeding $100,000,000 and that acceleration shall not be rescinded or annulled for a period of 10 days after written notice of the default by the senior trustee or the holders of at least 25% in aggregate principal amount of the then outstanding senior debt securities of that series;

(6) certain events of bankruptcy, insolvency or reorganization; and

(7) any other Event of Default applicable to that series of senior debt securities.
      No Event of Default applicable to a particular series of senior debt securities necessarily constitutes an Event of Default applicable to any other series of senior debt securities.
      The senior indenture provides that if an Event of Default occurs and continues, either the senior trustee or the holders of at least 25% in aggregate principal amount of the senior debt securities of that series then outstanding may declare the principal amount of those senior debt securities (or, if they are Original Issue Discount Securities, the amount as provided in the terms of those Original Issue Discount Securities) to be due and payable immediately upon written notice of acceleration to the issuer. In some cases, the holders of a majority in aggregate principal amount of the outstanding senior debt securities of that series may, on behalf of the holders of all those senior debt securities, rescind and annul that declaration of acceleration. “Original Issue Discount Security” means, except as otherwise defined in a senior debt security, any senior debt security that is issued with original issue discount within the meaning of Section 1273(a) of the Internal Revenue Code of 1986 and related regulations.
      The agreements governing certain of the outstanding indebtedness of Countrywide Financial Corporation and Countrywide Home Loans contain provisions that would characterize some Events of Default under the senior indenture as events of default under those agreements that could in turn result in, among other things, an acceleration of the indebtedness under those agreements.
      The senior indenture contains a provision entitling the senior trustee, subject to its duty to act with the required standard of care during default under any series of senior debt securities, to be indemnified by the holders of the senior debt securities of that series before exercising any right or power under the senior indenture at the request of the holders of senior debt securities of that series. The senior indenture provides that no holders of senior debt securities of any series may institute any proceedings, judicial or otherwise, to enforce the senior indenture except if the senior trustee fails to act for 60 days after it receives a written request to enforce the senior indenture by the holders of at least 25% in aggregate principal amount of the then outstanding senior debt securities of that series and an offer of reasonable indemnity. This provision will not prevent any holder of senior debt securities from enforcing payment of the principal thereof and any premium and interest on those senior debt securities when due. The holders of a majority in aggregate principal amount of the senior debt securities of any series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the senior trustee or exercising any trust or power conferred on it with respect to those senior debt securities. However, the senior trustee may refuse to follow any direction that it determines would be illegal or would conflict with the senior indenture or involve it in personal liability or that would unjustly prejudice holders of the senior debt securities of that series not joining the proceeding.
      The senior indenture provides that the senior trustee will, within 90 days after a default occurs that affects the outstanding senior debt securities of any series, give to the holders of those senior debt securities notice of that default, unless that default has been cured or waived. Except in the case of a default in the payment of principal of, or any premium or interest on any senior debt securities or payment of any sinking fund installment, the senior trustee will be protected in the withholding of that notice if it determines in good faith that the withholding of that notice is in the interest of the holders of the senior debt securities of that series.
      The issuer will be required to file with the senior trustee annually an officers’ certificate as to the absence of certain defaults under the terms of the senior indenture.
Modification and Waiver
      The issuer, the guarantor and the senior trustee may modify or amend the senior indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding senior debt securities of each series affected by that modification or amendment; provided, however, that no modification or amendment may, without the consent of the holder of each outstanding senior debt security affected:

(1) except as the senior indenture otherwise permits for senior debt securities for which the Stated Maturity is extendible, change the Stated Maturity of the principal of, or any installment of interest on, that senior debt security;

(2) reduce the principal amount of, or, except as the senior indenture otherwise permits for senior debt securities for which the interest rate may be reset, interest on, or any premium payable upon redemption or repayment of, that senior debt security;

(3) reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of its Maturity;

(4) adversely affect the right of repayment at the option of a holder of that senior debt security;

(5) reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or analogous provisions of that senior debt security;

(6) change the place or currency or currency unit of payment of the principal of or any premium or interest on that senior debt security;

(7) change or eliminate the rights of a holder to receive payment in a designated currency;

(8) impair the right to institute suit for the enforcement of any required payment on or with respect to that senior debt security;

(9) reduce the percentage of the aggregate principal amount of the outstanding senior debt securities of any series the consent of whose holders is required to modify or amend the senior indenture, to waive compliance with certain provisions of the senior indenture, or to waive certain defaults;

(10) modify any of the provisions of Section 613 (described below) except to increase the percentage or to provide that some other provisions of the senior indenture cannot be modified or waived without the consent of the holder of each outstanding senior debt security affected by the modification or waiver; or

(11) modify or affect the terms and conditions of the related guarantees in a manner adverse to the interests of the holders of the senior debt securities.
      The senior indenture also contains provisions permitting the issuer, the guarantor and the senior trustee, without the consent of any holders of senior debt securities, to enter into supplemental indentures for any of the following purposes:

(1) to evidence the succession of another corporation to the issuer or the guarantor and the assumption by that successor of the obligations and covenants of the issuer or the guarantor contained in the senior indenture, the senior debt securities and the related guarantees;

(2) to add to the covenants of the issuer or the guarantor for the benefit of the holders of all or any series of senior debt securities (and if those covenants are to be for the benefit of less than all series of senior debt securities, stating that those covenants are expressly being included solely for the benefit of that series), or to surrender any right or power in the senior indenture conferred upon the issuer or the guarantor;

(3) to add any additional Events of Default (and if those Events of Default will be applied to less than all series of senior debt securities, stating that those Events of Default are expressly being included solely to be applied to that series);

(4) to add or change any of the provisions of the senior indenture to the extent necessary to permit or facilitate the issuance of senior debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

(5) to change or eliminate any provisions of the senior indenture, provided that any of those changes or eliminations will become effective only when there is no senior debt security outstanding of any series created before that supplemental indenture is executed which is entitled to the benefit of that provision;

(6) to establish the form or terms of senior debt securities of any series as otherwise permitted by the senior indenture;

(7) to evidence and provide for the acceptance of appointment under the senior indenture by a successor senior trustee for the senior debt securities of one or more series issued under the senior indenture and to add to or change any of the provisions of the senior indenture necessary to provide for or facilitate the administration of the trusts under the senior indenture by more than one senior trustee consistent with the requirements of the senior indenture;

(8) to secure the senior debt securities issued under the senior indenture;

(9) to cure any ambiguity, to correct or supplement any provision in the senior indenture which may be defective or inconsistent with any other provision of the senior indenture, or to make any other provisions regarding matters or questions arising under the senior indenture which will not be inconsistent with any provision of the senior indenture, provided those other provisions will not adversely affect the interests of the holders of senior debt securities of any series issued under the senior indenture in any material respect;

(10) to modify, eliminate or add to the provisions of the senior indenture to the extent necessary to qualify the senior indenture under the Trust Indenture Act or under any similar federal statute subsequently enacted and to add to the senior indenture other provisions as may be expressly required under the Trust Indenture Act; or

(11) to enable the guarantor or one of its subsidiaries to assume the payment obligations under the senior debt securities and the performance of every covenant to be performed or observed by the issuer under the senior indenture.
      The holders of a majority in aggregate principal amount of the outstanding senior debt securities of each series may, on behalf of all holders of senior debt securities of that series, waive any past default under the senior indenture affecting the senior debt securities of that series except a default in the payment of the principal of (or any premium), or interest on, any senior debt security of that series and a default in the compliance of a covenant or provision if the consent of the holder of each outstanding senior debt security of that series would be required to modify or amend that covenant or provision.
Consolidation, Merger and Transfer of Assets
      Under the senior indenture, neither the issuer nor the guarantor may consolidate with or merge into any corporation, or transfer its assets substantially as an entirety to any person, unless:

(1) the successor corporation or transferee assumes the issuer’s or the guarantor’s obligations on the senior debt securities or the related guarantees, as applicable, and under the senior indenture, and in the case of a consolidation or merger of the issuer, the guarantor delivers an affirmation of the continuance of its obligations to the senior trustee;

(2) after giving effect to the transaction, no Event of Default and no event that, after notice or lapse of time or both, would become an Event of Default will have occurred and be continuing; and

(3) certain other conditions are met.
Satisfaction, Discharge and Defeasance
      The senior indenture, with respect to any series of senior debt securities (except for some specified surviving obligations, including (1) any rights of registration of transfer and exchange and (2) rights to receive the principal, any premium and interest on the senior debt securities), will be discharged and cancelled upon the satisfaction of certain conditions, including the following:

(1) all senior debt securities of that series not previously delivered to the senior trustee for cancellation have become due or payable, will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year; and

(2) the deposit with the senior trustee of an amount in the Specified Currency sufficient to pay the principal, any premium and interest to the Maturity of all senior debt securities of that series.
      If the issuer so specifies in the prospectus supplement relating to senior debt securities of any series, the issuer at its option:

(1) will be discharged from any and all obligations under the senior debt securities of that series (except for obligations to register the transfer or exchange of senior debt securities of that series, replace stolen, lost or mutilated senior debt securities of that series, maintain offices or agencies in each Place of Payment and hold moneys for payment in trust); or

(2) will not be subject to provisions of the indenture described above under “Consolidation, Merger and Transfer of Assets” for the debt securities of that series,

if the issuer irrevocably deposits with the senior trustee, in trust, money or U.S. government obligations, which through interest and principal payments will provide a sufficient amount of money (in the opinion of independent public accountants) to pay all the principal (including any mandatory sinking fund payments) of, and any premium and interest on, the senior debt securities of that series on the dates those payments are due consistent with the terms of those senior debt securities. To exercise either option, the issuer must deliver to the senior trustee:

(1) an opinion of counsel stating that;

(a) the deposit and related defeasance would not cause the holders of the senior debt securities of that series to recognize income, gain or loss for federal income tax purposes;

(b) the exercise of that option will not cause any violation of the Investment Company Act of 1940; and

(c) if the senior debt securities of that series are then listed on the New York Stock Exchange, those senior debt securities would not be delisted as a result of the exercise of that option; and

(2) if senior debt securities of that series are being discharged, a ruling received from or published by the United States Internal Revenue Service to the effect that the deposit and related defeasance would not cause the holders of the senior debt securities of that series to recognize income, gain or loss for federal income tax purposes.
Guarantees
      The CHL guarantor will unconditionally guarantee (the “CHL Guarantees”) the payment of principal of and any premium and interest on the CHL senior debt securities when due and payable, whether at their Stated Maturity or upon redemption, repayment or otherwise. The CFC guarantor may, if specified in the applicable prospectus supplement, unconditionally guarantee (the “CFC Guarantees” and, together with the CHL Guarantees, the “Guarantees”) the payment of principal of and any premium and interest on the CFC senior debt securities when due and payable, whether at their Stated Maturity or upon redemption, repayment or otherwise. The Guarantees will rank equally in right of payment with all other unsecured and unsubordinated obligations of the guarantor.
      The obligations of the guarantor under the Guarantees will be unconditional regardless of the enforceability of the senior debt securities or the senior indenture and will not be discharged until all obligations under those senior debt securities and the senior indenture are satisfied. Holders of the senior debt securities may proceed directly against the guarantor if an Event of Default affecting those senior debt securities occurs without first proceeding against the issuer.
      Because the CHL guarantor is a holding company, the rights of its creditors (including the holders of the CHL senior debt securities if the CHL Guarantees are enforced) to share in the distribution of the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent the guarantor may itself be a creditor with recognized claims against the subsidiary.
      The CFC Guarantee will be unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally in right of payment with Countrywide Home Loans’ other unsecured and unsubordinated indebtedness. A substantial portion of the assets of Countrywide Home Loans may be pledged under various credit agreements among Countrywide Home Loans and various lending institutions.
Global Securities
      The issuer may issue senior debt securities of any series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing senior debt securities in definitive form, a global security may not be transferred except as a whole by the depositary for that global security to a nominee of that depositary or by a nominee of that depositary to that depositary or another nominee of that depositary or by that depositary or that nominee to a successor of that depositary or a nominee of that successor. The issuer will describe the specific terms of the depositary arrangement for a series of senior debt securities in the prospectus supplement relating to that series.
Concerning the Trustee
      The Bank of New York is the trustee under the senior indenture. Countrywide Financial Corporation and Countrywide Home Loans maintain banking relationships in the ordinary course of business with the senior trustee. Among other things, The Bank of New York is a lending bank under an existing revolving credit facility of Countrywide Home Loans.
Governing Law
      Unless the issuer otherwise specifies in the applicable prospectus supplement, the senior indenture and the senior debt securities will be governed by New York law.
Subordinated Indentures
General
      The subordinated indentures will not limit the amount of additional indebtedness that the issuer or any of its subsidiaries may incur, except as the issuer may provide in the applicable prospectus supplement. The debt securities issued under the subordinated indenture will be subordinated obligations as described in the applicable prospectus supplement.
      The issuer will indicate in the applicable prospectus supplement the following terms of and information concerning any subordinated debt securities that the issuer issues (to the extent those terms apply to those subordinated debt securities and have not been otherwise described):

(1) the issuer of those senior debt securities and, if applicable, the guarantor;

(2) the specific title, aggregate principal amount, denomination and form;

(3) the date of maturity (or the method by which that date may be determined or extended);

(4) any interest rate or rates, whether fixed or floating (or the method by which that rate or those rates will be determined);

(5) the date from which interest will accrue (or the method by which that date may be determined or reset), the dates on which that interest will be payable and the record date for any interest payable on the interest payment date and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

(6) the place or places where the principal of and any premium and any interest on the subordinated debt securities will be payable, or where those subordinated debt securities may be surrendered for registration of transfer or exchange, if not the corporate trust office of the subordinated trustee for those subordinated debt securities;

(7) the portion of the principal amount of subordinated debt securities of the series payable upon certain declarations of acceleration or the method by which that portion shall be determined;

(8) the denominations and the currency, currencies, currency units or composite currencies in which the subordinated debt securities will be issuable;

(9) the currency, currencies, currency units or composite currencies in which payments on the subordinated debt securities will be made, if not U.S. dollars;

(10) additional or different subordination terms of the subordinated debt securities;

(11) any redemption, repayment or sinking fund provisions, including the period or periods within which, the currency, currencies, currency units or composite currencies in which and the other terms and conditions upon which the issuer may redeem the subordinated debt securities;

(12) the ability of a holder of CHL subordinated debt security to renew all or any portion of a subordinated debt security;

(13) whether the subordinated debt securities are convertible into or exchangeable for other securities of the issuer and the terms of the security into which they are convertible or exchangeable, the conversion price or exchange ratio, other terms related to conversion and exchange and any anti-dilution protections;

(14) whether the subordinated debt securities will be sold as part of units consisting of subordinated debt securities and securities that the issuer may offer under this prospectus;

(15) if the amount of payments of principal of or any premium or interest on any subordinated debt securities of the series may be determined by reference to an index, formula or other method, the index, formula or other method by which those amounts will be determined;

(16) whether and by what method the subordinated debt securities of the series (or certain covenants under the related subordinated indenture) may be defeased and discharged by the issuer;

(17) whether the subordinated debt securities of the series shall be issued in whole or in part as book-entry securities;

(18) any applicable material federal income tax consequences; and

(19) any other material specific terms of the subordinated debt securities, including any material additional events of default or covenants provided for and any material terms that may be required by or advisable under applicable laws or regulations.
      Unless the issuer otherwise indicates in the applicable prospectus supplement, the issuer will issue subordinated debt securities only in fully registered form without coupons. The subordinated debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or integral multiples of $1,000 unless the issuer otherwise provides in the applicable prospectus supplement.
      The prospectus supplement relating to a series of subordinated debt securities denominated in a foreign currency or currency unit will specify the denominations in which those CHL subordinated debt securities may be issued.
      The subordinated indenture does not contain any provisions that would limit the issuer’s ability or the ability of any of its affiliates to incur indebtedness (secured or unsecured) or that would afford holders of the subordinated debt securities protection in the event of a highly leveraged transaction, restructuring, change in control, merger or similar transaction involving Countrywide Home Loans that may adversely affect holders of the subordinated debt securities.
      Unless the issuer otherwise indicates in the applicable prospectus supplement, the principal of, and any premium or interest on, any series of subordinated debt securities will be payable, and those subordinated debt securities will be exchangeable and transfers of them will be registerable, at the corporate trust office of the subordinated trustee, initially at 101 Barclay Street, New York, New York 10286. However, the issuer may elect to make interest payments by check mailed to the address of the person entitled to them as that address appears in the security register for those subordinated debt securities.
      None of the subordinated debt securities will be entitled to any benefit under the subordinated indenture or be valid or obligatory for any purpose unless there appears on the subordinated debt security a certificate of authentication substantially in the form provided in that subordinated indenture that is duly executed by the trustee, and that certificate will be conclusive evidence and the only evidence that the subordinated debt security has been duly authenticated and delivered under and is entitled to the benefits of the subordinated indenture.

Subordination of Subordinated Debt Securities
      The issuer’s obligations under the subordinated debt securities will be subordinate in right of payment to all present and future senior indebtedness of the issuer to the extent provided in the subordinated indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with the insolvency or bankruptcy of the issuer, the holders of senior indebtedness of the issuer will first be entitled to receive payment in full of senior indebtedness before the holders of the subordinated debt securities will be entitled to receive or retain any payment.
      No payments on account of principal of or any premium or interest on the subordinated debt securities (including payments on exercise of subordinated debt security put options) may be made if a default in any payment on senior indebtedness has occurred and is continuing, or an event of default on any senior indebtedness resulting in the acceleration of its maturity has occurred, or if any judicial proceeding is pending with respect to any such default.
      In the event the maturity of the subordinated debt securities is accelerated, the holders of all senior indebtedness of the issuer outstanding at the time of the acceleration will first be entitled to receive payment in full of all amounts due in respect of that senior indebtedness before the holders of the subordinated debt securities will be entitled to receive or retain any payment related to the subordinated debt securities.
      Amounts that would be due and payable by the issuer to holders of units in the absence of the foregoing subordination provisions, however, may be applied by those holders to offset their obligations under their respective purchase contracts.
      Any subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the subordinated indenture, to all “senior indebtedness” of the issuer. Unless the issuer otherwise indicates in the prospectus supplement, “senior indebtedness” means:

(1) the principal, premium, if any, and interest in respect of indebtedness for money borrowed and indebtedness evidenced by securities, debentures, bonds or other similar instruments;

(2) all capital lease obligations;

(3) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, excluding trade accounts payable arising in the ordinary course of business;

(4) all obligations for the reimbursement on any letter of credit, any banker’s acceptance, any security purchase facility, any repurchase agreement or similar arrangement, any interest rate swap, any other hedging arrangement, any obligation under options or any similar credit or other transaction;

(5) all obligations of the type referred to in clauses (1) through (4) above of others, the payment of which the issuer is responsible or liable as obligor, guarantor or otherwise; and

(6) all obligations of the type referred to in clauses (1) through (5) above of others secured by any lien on any of the properties or assets of the issuer, whether or not the obligation is assumed by the issuer, except for:

(a) any indebtedness that states, or is issued under a deed, indenture or other instrument that states, that it is subordinate to or ranks equally with the subordinated debt securities;

(b) any indebtedness between or among the issuer and any of its affiliates;

(c) with respect to CHL subordinated debt securities, the indebtedness represented by the 8% Junior Subordinated Deferrable Interest Debentures due December 15, 2026 of Countrywide Home Loans;

(d) with respect to CHL subordinated debt securities, the indebtedness represented by the 8.05% Junior Subordinated Debentures due June 15, 2027 of Countrywide Home Loans; and

(e) with respect to CFC subordinated debt securities, the indebtedness represented by the 6.75% Junior Subordinated Deferrable Interest Debentures Due April 1, 2033 of Countrywide Financial Corporation
Redemption
      If and to the extent the issuer provides in the applicable prospectus supplement, the issuer will have the right to redeem the subordinated debt securities, in whole or from time to time in part, after the date and at the redemption prices set forth in the applicable prospectus supplement.
Events of Default
      The subordinated indenture defines an event of default for the subordinated debt securities of any series as:

(1) failure to pay principal (or premium) on any subordinated debt security of that series at maturity;

(2) failure to pay interest on any subordinated debt security of that series within 30 days of the date when due;

(3) failure to deposit any sinking fund payment when due for that series within 30 days of the date when due;

(4) failure to perform for 90 days after notice any of the other covenants in the subordinated indenture;

(5) certain events of bankruptcy, insolvency or reorganization;

(6) failure to pay the put price when due upon exercise of a subordinated debt security put option;

(7) default resulting in the acceleration of maturity of any other indebtedness for money borrowed by the issuer or by any direct or indirect subsidiary of the issuer in an amount exceeding $100,000,000 and that acceleration not being rescinded or annulled for a period of 10 days after written notice of the default by the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding subordinated debt securities of that series; and

(8) any other event of default provided for subordinated debt securities of that series.
      The subordinated indenture provides that if any event of default affecting outstanding subordinated debt securities of any series occurs and is continuing, either the subordinated trustee or the holders of at least 25% in principal amount of the subordinated debt securities of that series may declare the principal amount (or, if the subordinated debt securities of that series are original issue discount securities or indexed securities, the portion of the principal amount of those subordinated debt securities as specified by their terms) of all subordinated debt securities of that series to be due and payable immediately. However, under certain circumstances the holders of a majority in principal amount of the outstanding subordinated debt securities of that series on behalf of the holders of all subordinated debt securities of that series may annul a declaration and waive past defaults (except, unless previously cured, a default in payment of principal of or any premium or any interest on the subordinated debt securities of that series and other specified defaults).

      The issuer refers you to the prospectus supplement relating to each series of subordinated debt securities that are original issue discount securities for the particular provisions regarding acceleration of the maturity of a portion of the principal amount of those original issue discount securities if an event of default occurs and continues.
      The agreements governing the outstanding indebtedness of the issuer contain provisions that would characterize some events of default under the subordinated indenture as “events of default” under those agreements that could in turn result in, among other things, an acceleration of indebtedness under those agreements.
      The subordinated indenture contains a provision entitling the subordinated trustee, subject to its duty to act with the required standard of care during a default under any series of debt securities, to be indemnified by the holders of subordinated debt securities of that series before exercising any right or power under the subordinated indenture at the request of the holders of the subordinated debt securities of that series.
      The subordinated indenture provides that no holder of subordinated debt securities of any series may institute proceedings, judicial or otherwise, to enforce the subordinated indenture except if the subordinated trustee fails to act for 60 days after it receives a written request to enforce the subordinated indenture by the holders of at least 25% in aggregate principal amount of the then outstanding subordinated debt securities of that series and an offer of reasonable indemnity. This provision will not prevent any holder of subordinated debt securities from enforcing payment of the principal of and any premium and interest on those subordinated debt securities when due. The holders of a majority in aggregate principal amount of the subordinated debt securities of any series outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on it with respect to those subordinated debt securities. However, the subordinated trustee may refuse to follow any direction that it determines would be illegal or would conflict with the subordinated indenture or involve it in personal liability or which would unjustly prejudice holders of the subordinated debt securities of that series not joining the proceeding.
      The subordinated indenture provides that the trustee will, within 90 days after a default occurs that affects the outstanding subordinated debt securities of any series, give to the holders of those subordinated debt securities notice of that default, unless that default has been cured or waived. Except in the case of a default in the payment of principal of, or any premium or interest on, any subordinated debt securities or payment of any sinking fund installment, the subordinated trustee will be protected in withholding of that notice if it determines in good faith that the withholding of that notice is in the interest of the holders of the subordinated debt securities of that series.
      The issuer will be required to file with the subordinated trustee annually an officers’ certificate as to the absence of certain defaults under the terms of the subordinated indenture.
Defeasance of Debt Securities or Some Covenants
      Defeasance and Discharge. Unless the issuer otherwise indicates in the applicable prospectus supplement, the subordinated debt securities of any series will provide that the issuer will be discharged from all obligations under the subordinated debt securities of that series (except for obligations to register the transfer or exchange of subordinated debt securities of that series, to replace stolen, lost or mutilated subordinated debt securities of that series, to maintain paying agencies and to hold moneys for payment in trust) once the issuer deposits with the subordinated trustee, in trust, money and/or U.S. government obligations, which through the payment of interest and principal, will provide a sufficient amount of money to pay and discharge the principal of (and any premium) and any interest on, and any mandatory sinking fund payments that apply to, the subordinated debt securities of that series on the stated maturity of those payments. This discharge may occur only if, among other things, the issuer delivers to the subordinated trustee an opinion of counsel stating that the issuer has received from, or there has been published by, the IRS a ruling, or there has been a change in tax law, that would cause the discharge not to be deemed, or result in, a taxable event for the holders of the subordinated debt securities of that series.

      Defeasance of Some Covenants. Unless the issuer otherwise provides in the applicable prospectus supplement, the subordinated debt securities of any series will permit the issuer not to comply with some restrictive covenants, including those relating to consolidation and merger in the subordinated indenture, if the issuer satisfies certain conditions. The issuer will be able to defease those covenants if, among other things:

(1) the issuer deposits with the subordinated trustee money and/or U.S. government obligations, which, through the payment of interest and principal, will provide a sufficient amount of money to pay the principal of (and any premium) and any interest on, and any mandatory sinking fund payments applicable to, the subordinated debt securities of that series on the stated maturity of those payments; and

(2) the issuer delivers to the subordinated trustee an opinion of counsel stating that the deposit and related covenant defeasance will not cause the holders of the subordinated debt securities of that series to recognize income, gain or loss for federal income tax purposes.
      If the issuer elects to defease the covenants of a series of subordinated debt securities and those subordinated debt securities are declared due and payable because an event of default has occurred, the amount of money and/or U.S. government obligations on deposit with the subordinated trustee will be sufficient to pay amounts due on those subordinated debt securities at their stated maturity but may not be sufficient to pay amounts due on those subordinated debt securities at the time of the acceleration. However, the issuer will remain liable for those payments.
      The issuer will state in the prospectus supplement for any particular series of subordinated debt securities if any defeasance provisions will apply to those subordinated debt securities.
Modification of the Indenture and Waiver of Covenants
      The subordinated indenture permits the issuer and the subordinated trustee, with the consent of the holders of at least a majority in principal amount of outstanding subordinated debt securities of each series affected, to execute supplemental indentures adding provisions to or changing or eliminating provisions of the subordinated indenture or modifying the rights of the holders of outstanding subordinated debt securities of that series, except that no supplemental subordinated indenture may, without the consent of the holder of each outstanding subordinated debt security affected:

(1) change the stated maturity, or reduce the principal amount, any premium on or the rate of payment of any interest on, of any subordinated debt security of any series;

(2) reduce the percentage of outstanding subordinated debt securities of any series, the consent of the holders of which is required for any supplemental indenture or for waiver of compliance with certain provisions of the subordinated indenture or certain defaults thereunder; or

(3) effect various other changes.
      The subordinated indenture also allows the issuer not to comply with certain covenants in the subordinated indenture upon waiver by the holders of a majority in principal amount of outstanding subordinated debt securities of the series affected.
Consolidation, Merger and Sale of Assets
      The subordinated indenture allows the issuer, without the consent of the holders of any of the outstanding subordinated debt securities, to consolidate with or merge into any other corporation or transfer or lease the issuer’s assets substantially as an entirety to any person if:

(1) the successor is a corporation organized under the laws of any domestic jurisdiction;

(2) the successor corporation assumes the issuer’s obligations on the subordinated debt securities and under the subordinated indenture;

(3) after giving effect to the transaction no event of default, and no event that, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

(4) certain other conditions are met.
Guarantees
      The CHL guarantor will unconditionally guarantee (the “CHL subordinated guarantees”) the payment of principal of and any premium and interest on the CHL subordinated debt securities when due and payable, whether at their Stated Maturity or upon redemption, repayment or otherwise. The CFC guarantor may, if specified in the applicable prospectus supplement, unconditionally guarantee (the “CFC subordinated guarantees” and, together with the CHL subordinated guarantees, the “subordinated guarantees”) the payment of principal of and any premium and interest on the CFC subordinated debt securities when due and payable, whether at their Stated Maturity or upon redemption, repayment or otherwise. The subordinated guarantees will rank equally in right of payment with all other unsecured and unsubordinated obligations of the guarantor.
      The obligations of the guarantor under the subordinated guarantees will be unconditional regardless of the enforceability of the subordinated debt securities or the subordinated indenture and will not be discharged until all obligations under those subordinated debt securities and the subordinated indenture are satisfied. Holders of the subordinated debt securities may proceed directly against the guarantor if an Event of Default affecting those subordinated debt securities occurs without first proceeding against the issuer.
      The CHL Guarantee will be unsecured and unsubordinated indebtedness of Countrywide Financial Corporation and will rank equally in right of payment with Countrywide Financial Corporation’s other unsecured and subordinated indebtedness. Because the CHL guarantor is a holding company, the rights of its creditors (including the holders of the CHL subordinated debt securities if the CHL Guarantees are enforced) to share in the distribution of the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent the guarantor may itself be a creditor with recognized claims against the subsidiary.
      The CFC Guarantee will be unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally in right of payment with Countrywide Home Loans’ other unsecured and subordinated indebtedness. A substantial portion of the assets of Countrywide Home Loans may be pledged under various credit agreements among Countrywide Home Loans and various lending institutions.
Global Securities
      The issuer may issue subordinated debt securities of any series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing subordinated debt securities in definitive form, a global security may not be transferred except as a whole by the depositary for that global security to a nominee of that depositary or by a nominee of that depositary to that depositary or another nominee of that depositary or by that depositary or that nominee to a successor of that depositary or a nominee of that successor. The issuer will describe the specific terms of the depositary arrangement for a series of subordinated debt securities in the prospectus supplement relating to that series.
Concerning the Trustee
      The Bank of New York is the trustee under each of the senior indentures and the subordinated indentures. Countrywide Financial Corporation and Countrywide Home Loans maintain banking relationships in the ordinary course of business with the trustee. Among other things, The Bank of New York is a lending bank under an existing revolving credit facility of Countrywide Home Loans.

Governing Law
      Unless the issuer otherwise specifies in the applicable prospectus supplement, the subordinated indenture and the subordinated debt securities will be governed by New York law.
Use of Proceeds
      Except as we may otherwise state in any prospectus supplement, we and/or Countrywide Home Loans intend to use the net proceeds from the sale of the securities described in this prospectus for general corporate purposes, including the retirement of debt and the investment in servicing rights through the current production of loans and the bulk acquisition of contracts to service loans, and for acquisitions.
Plan of Distribution
      We or Countrywide Home Loans may sell the offered securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.
      We or Countrywide Home Loans may designate Countrywide Securities Corporation to be an underwriter, agent or dealer of one or more series of the securities issuable under this prospectus. The distribution of securities of any series will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. In addition, offers or sales of those securities may include secondary market transactions by affiliates of Countrywide Home Loans or Countrywide Financial Corporation.
Validity of Securities
      The validity of the securities issuable under this prospectus will be passed upon for us and Countrywide Home Loans by Munger, Tolles & Olson LLP, Los Angeles, California. Sidley Austin llp, New York, New York will serve as counsel for any underwriters and agents. Sidley Austin llp also serves as counsel for CWALT, Inc., CWMBS, Inc., CWHEQ, Inc. and CWABS, Inc., each one of our wholly owned subsidiaries, in connection with offerings of mortgage-backed and asset-backed securities, and from time to time also serves as our counsel on other matters.

Experts
      The consolidated financial statements and financial statement schedules of Countrywide Financial Corporation and subsidiaries as of December 31, 2004, and for the year ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 of Countrywide Financial Corporation have been audited by KPMG LLP, an independent registered public accounting firm, as set forth in their reports thereon appearing in our annual report on Form 10-K for the year ended December 31, 2004 and incorporated herein by reference and upon the authority of said firm as experts in accounting and auditing.
      KPMG LLP’s audit report on Countrywide Financial Corporation management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, which is dated March 11, 2005, expresses an opinion that Countrywide Financial Corporation did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria to facilitate the proper sale accounting treatment pursuant to the provisions of Statement of Financial Accounting Standards No. 140, “Accounting For Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” and contains an explanatory paragraph as set forth on page 94 of Countrywide Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004, a copy of which is incorporated by reference herein.
      The consolidated financial statements and financial statement schedules of Countrywide Financial Corporation as of December 31, 2003, and for each of the two years ended December 31, 2003 of Countrywide Financial Corporation have been audited by Grant Thornton LLP, an independent registered public accounting firm, as set forth in their report thereon appearing in our annual report on Form 10-K for the year ended December 31, 2004 and incorporated herein by reference and upon the authority of said firm as experts in accounting and auditing.